Exhibit 23.5

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) to be filed by Essential Properties Realty Trust, Inc. and the references to the Rosen Consulting Group market study prepared for Essential Properties Realty Trust, Inc. wherever appearing in the Registration Statement, including, but not limited to, the references to our company under the sections entitled “Prospectus Summary,” “Market Opportunity” and “Experts” in the Registration Statement.

Dated: May 25, 2018

ROSEN CONSULTING GROUP

By:	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President